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PART I.   FINANCIAL INFORMATION

                    	GREIF BROS. CORPORATION AND SUBSIDIARY COMPANIES

                          	CONSOLIDATED STATEMENTS OF INCOME

                    	(Dollars in thousands, except per share amounts)

                     Three Months Ended April 30,   Six Months Ended April 30,
                          	1997 	    1996 	             1997     	1996
Net sales                $152,529 	$159,212          	$304,899  $318,955
Other income:
  Interest and other	       4,649     1,173          	   7,116	    2,028
  Gain on timber sales	     2,058	    1,106	             3,597 	   2,997

                          159,236	  161,491          	 315,612 	 323,980

Costs and expenses (including depreciation of
$14,305 in 1997 and $13,063 in 1996):
  Cost of products sold	   134,921	 133,161          	 266,250	  260,595
  Selling, general          17,812	  17,481	            35,024 	  34,766
     and administrative
  Interest	                    923	     270	             1,673	      514

                           153,656	 150,912          	 302,947 	 295,875

Income before income taxes   5,580	  10,579          	  12,665 	  28,105
Taxes on income	             2,000	   4,000	             4,600	   10,700

Net income                	$ 3,580	$  6,579          	$  8,065 	$ 17,405



Earnings per share (based on the average number of shares outstanding during the period):

Based on the assumption that earnings were allocated to Class A and Class B Common Stock to the extent that dividends wereactually paid for the year and the remainder were allocated as they would be received by shareholders in the event of liquidation, that is, equally to Class A and Class B shares, share and share alike:

Class A Common Stock       	$ .12   	$ .27              	$ .26    	$ .68
Class B Common Stock	       $ .18   	$ .31	              $ .43    	$ .83

Due to the special characteristics of the Company's two classes of stock (see Note 1), earnings per share can be calculated upon the basis of varying assumptions, none of which, in the opinion of management, would be free from the claim that it fails fully and accurately to represent the true interest of the shareholders of each class of stock and in the retained earnings.

See accompanying Notes to the Consolidated Financial Statements.
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                GREIF BROS. CORPORATION AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS

                            (Dollars in thousands)

ASSETS
                                             	April 30,	  October 31,
	                                               1997  	      1996
CURRENT ASSETS
Cash and cash equivalents                    	$ 19,068     	$ 26,560
Canadian government securities	                 15,691	       19,479
Trade accounts receivable--less allowance
of $828 for doubtful items ($826 in 1996)    	  68,461	       73,987
Inventories	  	                                 52,469	       49,290
Prepaid expenses and other	                     16,654	       16,131

                   Total current assets	       172,343     	 185,447

LONG TERM ASSETS
Cash surrender value of life insurance       	   3,028 	       2,982
Goodwill - less amortization	                   14,699     	   4,617
Other long term assets	                          7,697     	   7,116

                                                25,424     	  14,715

PROPERTIES, PLANTS AND EQUIPMENT--at cost
Timber properties--less depletion	               6,159     	   6,112
Land		                              	           10,815     	  10,771
Buildings		                                    130,595     	 125,132
Machinery, equipment, etc.                   	 390,139     	 385,834
Construction in progress	                       50,802     	  33,450
Less accumulated depreciation                	(256,526)    	(249,123)

                                               331,984     	 312,176

                                              $529,751     	$512,338


CURRENT LIABILITIES
Accounts payable                             	$ 26,574    	$  31,609
Current portion of long term obligations	       18,317    	    2,455
Accrued payrolls and employee benefits	          7,373 	       8,989
Accrued taxes--general	                          1,023    	    1,949
Taxes on income                              	     634	        5,678

Total current liabilities                    	  53,921    	   50,680

LONG TERM OBLIGATIONS                        	  39,609  	     22,748

OTHER LONG TERM LIABILITIES                  	  13,943    	   15,406

DEFERRED INCOME TAXES                        	  25,510    	   22,872

Total long term liabilities	                    79,062    	   61,026

SHAREHOLDERS' EQUITY (Note 1)
Capital stock, without par value	                9,034    	    9,034
Class A Common Stock:
Authorized 32,000,000 shares;
issued 21,140,960 shares;
outstanding 10,873,172 shares
Class B Common Stock:
Authorized and issued 17,280,000 shares;
outstanding 12,001,793 shares

Treasury Stock, at cost                     	  (41,867)    	 (41,867)
Class A Common Stock: 10,267,788 shares
Class B Common Stock:  5,278,207 shares

Retained earnings                            	 434,462     	 436,672

Cumulative translation adjustment	              (4,861)    	  (3,207)

                                               396,768	      400,632

                                              $529,751     	$512,338

See accompanying Notes to the Consolidated Statements.
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           	GREIF BROS. CORPORATION AND SUBSIDIARY COMPANIES
	                CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Dollars in thousands)
           For the six months ended April 30,    	 1997    	 1996
Cash flows from operating activities:
	Net income                                     	$ 8,065   	$17,405
Adjustments to reconcile net income to
 net cash provided by operating activities:
Depreciation, depletion and amortization        	 14,916   	 13,063
Deferred income taxes	                             2,654	     3,659
	Increase (decrease) in cash from changes in
certain assets and liabilities, net of
effects from acquisitions:
Trade accounts receivable	                         8,912	    12,508
Inventories	                                        (208)	   11,078
Prepaid expenses and other	                         (436)  	    287
Other long term assets	                             (577)	      (99)
Accounts payable	                                 (5,980)	   (9,241)
Accrued payrolls and employee benefits	           (1,911)  	 (1,654)
Accrued taxes - general	                            (935)	     (674)
Taxes on income	                                  (5,061)  	   (229)
Other long term liabilities

 Net cash provided by operating activities       	 17,976   	 44,252

Cash flows from investing activities:

		Acquisitions of companies, net of cash
    acquired                                    	 (5,188)  	   (479)
Net disposals of investments in
    government securities	                         3,788	       311
Purchase of properties, plants and
    equipment                                   	(22,224)  	(30,452)

Net cash used by investing activities           	(23,624)  	(30,620)

Cash flows from financing activities:

		Net proceeds (payments) on long term debt	       9,723   	 (1,443)
  Dividends paid                                	(10,275)  	 (9,120)

Net cash used by financing activities	              (552)	  (10,563)

Foreign currency translation adjustment	          (1,292)	     (481)

Net increase (decrease) in cash and
  cash equivalents	                               (7,492)	    2,588
Cash and cash equivalents at beginning
  of period	                                      26,560	    31,612

Cash and cash equivalents at end of period      	$19,068	   $34,200

See accompanying Notes to Consolidated Financial Statements.
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